Contacts: Carol K. Nelson, CEO Lars Johnson, CFO 425.339.5500 www.cascadebank.com	corporate investor relations www.stockvalues.com 206.762.0993
NEWS RELEASE

CASCADE FINANCIAL SECOND QUARTER PROFITS INCREASE TO $3.3 MILLION;
CONTINUED SOLID LOAN GROWTH MARKED BY EXCELLENT CREDIT QUALITY

Everett, WA - July 25, 2006 - Cascade Financial Corporation (Nasdaq: CASB), parent company of Cascade Bank, today reported record profits for the first half and second quarter of 2006. In the quarter ended June 30, 2006, net income was $3.3 million, or $0.27 per diluted share, compared to $3.2 million, or $0.26 per diluted share in the second quarter of last year. For the first six months of the year, net income was $6.5 million, or $0.53 per diluted share, compared to $6.3 million, or $0.51 per diluted share in the first half of 2005. All per share data has been adjusted to reflect the 5-for-4 stock split issued in May of 2006.

Cascade’s core banking business generated a 17% year-over-year increase in quarterly net income, reflecting continued strong loan growth as well as record checking and service fee generation. For comparative purposes, in the second quarter of 2006, profit growth was reduced by $76,000 in stock option expense and $80,000 in core processor conversion costs. In the second quarter of 2005, Cascade booked a one-time gain of approximately $400,000 ($268,000 after tax) on the sale of multifamily loans.

Second Quarter Financial Highlights: (Compared to the same quarter one year ago)

•	Checking and service fees rose 25% to $1.2 million.

•	Core commercial loan portfolio increased by 21% to $786 million.

•	Net income and earnings per diluted share reached record levels.

•	Total loans increased 11% to $958 million.

•	Total assets increased 12% to $1.3 billion.

•	Credit quality remained very strong, with nonperforming assets dropping to 0.03% of total assets at quarter-end.

“We continue to benefit from a growing and diversifying economy in our market area,” stated Carol K. Nelson, President and CEO. “The ongoing success of the aerospace, biotech, and biomed industries have strengthened the local economy. Additionally, strong population growth has raised demand for new construction and resulted in meaningful real estate price appreciation.”

Operating Results

In the second quarter of 2006, net interest income before the provision for loan losses was $9.7 million, compared to $9.2 million a year earlier, with a larger asset base and improved yields in the loan portfolio partially offset by rising deposit costs. Other income was $1.6 million in the quarter, compared to $1.7 million a year ago. Other operating expense increased 5% to $6.0 million, from $5.8 million in the second quarter of 2005.

“Driven by continued growth in our High Performance Checking accounts, checking and service fees grew 25% to $1.2 million, from $974,000 in the second quarter of 2005,” Nelson said. “Despite that improvement noninterest income declined slightly, reflecting a more normalized level of residential loan sales. The gain on sale of loans was $42,000 in the second quarter of this year, compared to $434,000 in the second quarter of 2005 when we had a sizable multifamily loan sale. We view the current level service fee income as fairly sustainable, while the sale of multifamily loans was an unusual event that was opportunistic in nature.”

“The increases in our operating expenses have been fairly moderate, although we did have an option expense and costs related to our core processor conversion that we did not have last year,” stated Lars Johnson, Chief Financial Officer. “We expect that before year-end, we will have another $250,000 - $300,000 in conversion costs, the bulk of which should come in the third quarter. The conversion will allow us to better serve our customers while increasing our efficiencies.”

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Cascade Financial - 2Q06 Results
July 25, 2006

Revenues increased 4% over a year ago for both the second quarter and first half of 2006. Revenues (net interest income before the provision for loan losses plus other income) totaled $11.3 million in the second quarter of 2006, and $22.1 million in the six-month period.

In the six-month period ended June 30, 2006, net interest income was $19.2 million, up 7% from $17.9 million a year earlier. Total other income was $2.9 million, compared to $3.3 million in the first half of 2005, with a 14% increase in service and checking fees partially offsetting the decrease in gain on sale of loans. Additionally, the first half of 2005 results benefited from a $275,000 gain on the termination of interest rate swaps. Other operating expense increased 5% to $11.9 million, including $139,000 in stock option expenses, from $11.3 million the first half of 2005.

Balance Sheet Management

“Loan growth has remained solid, particularly in our most profitable segments,” Nelson said. “While we continue to see aggressive pricing in our market, we are still able to generate acceptable yields in commercial lending, where customers tend to value the personalized service that only a community bank can provide.”

LOANS ($ in 000s)	June 30, 2006		March 31, 2006		June 30, 2005
Business	$433,679	45%	$423,954	46%	$341,352	40%
R/E Construction	213,614	22%	177,158	19%	137,945	16%
Commercial R/E	139,178	15%	147,549	16%	173,362	20%
Multifamily	40,007	4%	41,949	5%	70,865	8%
Retail	131,040	14%	133,330	14%	137,171	16%
Total Loans	$957,518	100%	$923,940	100%	$860,695	100%

Core commercial loans increased by 21% to $786 million at the end of the second quarter, from $653 million a year ago. These construction, business, and commercial real estate loans now account for 82% of total loans, compared to 76% of loans at the end of June 2005. Over the past year, construction loans grew by 55% to $214 million. Business loans increased by 27% to $434 million while commercial real estate loans decreased by 20% to $139 million, due to a reclassification of $35 million from owner-occupied commercial real estate to business loans at the final integration of the Issaquah Division in the third quarter last year, as well as an $11 million payoff in late June 2006.

“The composition of our loan portfolio has evolved to reflect our focus on business and real estate lending,” Nelson said. “Cascade’s strength and value proposition continues to be delivering competitive products to these customers with highly personalized service.”

Multifamily loans dropped 44% to $40 million, reflecting a shift in strategy and loan sales totaling $35 million in the last year. Retail loans, which include residential, home equity and other consumer loans, decreased by 4% to $131 million. Total loans have increased 11% over the last year to $958 million, compared to $861 million at June 30, 2005, including 16% annualized growth in the second quarter.

“In order to help fund our loan growth with lower-cost funds, we instituted the High Performance Checking (HPC) program last year,” Nelson said. “As a result of HPC, we have opened 1,589 net new personal checking accounts since the first of the year, nearly double what we opened in the first half of 2005. Core deposit balances associated with the HPC program have grown as well, to $29 million at the end of June 2006, compared to $17 million at year-end 2005.”

DEPOSITS ($ in 000s)	June 30, 2006		March 31, 2006		June 30, 2005
Personal checking accounts	$51,330	6%	$52,145	7%	$45,610	6%
Business checking accounts	72,350	9%	69,214	9%	88,464	11%
Savings and MMDA	268,321	32%	199,872	25%	191,022	24%
CDs	453,710	53%	458,762	59%	465,521	59%
Total Deposits	$845,711	100%	$779,993	100%	$790,617	100%

Total deposits increased 7% to $846 million, compared to $791 million at the end of June 2005. Personal checking balances were up 13% from a year ago, although down slightly on a sequential-quarter basis, to $51 million at the end of June 2006. Business checking balances decreased

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Cascade Financial - 2Q06 Results
July 25, 2006

by 18% over the past year to $72.4 million, but grew by 20% on an annualized basis during the second quarter. Savings and money market accounts have grown 40% since the end of June last year, including a 34% increase in the second quarter of 2006 alone, and were $268 million at quarter-end. Time deposits, at $454 million at the end of June 2006, were down 3% from a year earlier and 1% from the end of the previous quarter.

Stockholders’ equity increased by 7% to $109 million, compared to $101 million at the end of the second quarter last year. Book value per share grew to $8.99 at June 30, 2006, from $8.45 a year ago. Tangible book value was $6.83 at the end of the quarter, up 9% from $6.26 a year prior. Cascade remains well capitalized with a Tier 1 Capital ratio of 8.78%.

Asset Quality

“Our credit quality remains very strong,” Nelson said. “Nonperforming loans are down from the already low levels posted three months ago and this time last year, and net charge-offs remain minimal.” At quarter-end, nonperforming loans (NPLs) were $392,000, down from $660,000 at the end of the preceding quarter and $1.3 million at June 30, 2005. NPLs represented 0.04% of total loans, versus 0.07% at the end of March 2006, and 0.16% of loans at the end of the second quarter last year. Cascade had no Real Estate Owned and Other Repossessed Assets at the end of June or March of 2006, but had $381,000 at midyear 2005. Net charge-offs were $71,000 in the quarter, compared to a net recovery of $5,000 in the first quarter of 2006 and charge-offs of $40,000 in the second quarter of last year.

The provision for loan losses was $300,000 in the second quarter and totaled $550,000 in the first half of 2006, up by $50,000 from the second quarter and $55,000 from the six-month period last year, reflecting the continued growth in the loan portfolio. At June 30, the allowance for loan losses had grown to $10.7 million, representing 1.12% of total loans and more than 27 times the level of NPLs.

Net Interest Margin & Interest Rate Risk

“Similar to other community banks in our market, our net interest margin has remained under pressure, with fierce competition for both deposits and loans eroding spreads,” Nelson said. “The continued rise in short term interest rates has also had a negative impact, as the increase in deposit rates has exceeded the increase in loan yields. While our yield on assets has improved since the second quarter last year, our liability costs increased to a greater extent.” The net interest margin was 3.24% in the second quarter of 2006, versus 3.31% in the preceding quarter and 3.38% a year ago.

	2Q06	1Q06	4Q05	3Q05	2Q05	1Q05	4Q04	3Q04	2Q04
Asset yield	6.76%	6.53%	6.41%	6.33%	6.17%	5.97%	5.90%	5.89%	5.78%
Liability cost	3.94%	3.60%	3.50%	3.28%	3.11%	2.94%	2.80%	2.70%	2.59%

Spread	2.82%	2.93%	2.91%	3.05%	3.06%	3.03%	3.10%	3.19%	3.19%
Margin	3.24%	3.31%	3.29%	3.41%	3.38%	3.34%	3.41%	3.48%	3.46%

Performance Measures

Cascade’s return on tangible equity (ROTE) was 16.41% for the second quarter, compared to 15.99% in the first quarter of 2005 and 18.16% a year ago. Management uses ROTE, a non-GAAP performance measure, to exclude the goodwill created by the 2004 acquisition of Issaquah Bancshares, and believes that it provides a more consistent comparison with pre-merger performance. Return on GAAP equity (ROE) was 12.42% in the second quarter, compared to 12.03% in the preceding quarter and 13.27% in the same quarter last year. The efficiency ratio was 53.6% in the quarter ended June 30, 2006, versus 54.2% in the first quarter of 2006 and 53.4% a year earlier.

Conference Call

Carol Nelson and Lars Johnson will host a conference call on Wednesday, July 26, at 11:00 am PDT (2:00 pm EDT). Interested investors may listen to the call live or via replay at www.cascadebank.com. Investment professionals are invited to dial (303) 262-2137 to participate in the live call. A telephone replay of the call will be available for a month at (303) 590-3000, using passcode 11064106#.

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Cascade Financial - 2Q06 Results
July 25, 2006

About Cascade Financial
Established in 1916, Cascade Bank, the only operating subsidiary of Cascade Financial Corporation, is a state chartered commercial bank headquartered in Snohomish County, Washington. Cascade Bank operates 19 full service offices, located in Everett, Lynnwood, Marysville, Mukilteo, Smokey Point, Issaquah, Clearview, Woodinville, Lake Stevens, Bellevue, Snohomish and North Bend.

In August 2005, US Banker magazine ranked Cascade #67 out of the Top Publicly Traded Mid-Tier Banks, those with less than $10 billion in assets, based on three-year average return on equity. The same publication has named President and CEO Carol Nelson one of the 25 Most Powerful Women in Banking. In January 2006, Washington CEO magazine named Nelson a CEO of Influence.

This press release contains supplemental financial information determined by methods other than in accordance with Accounting Principles Generally Accepted in the United States of America (“GAAP”). These measures include return on tangible equity, tangible book value per share and tangible capital to asset ratio. Cascade’s management uses these non-GAAP measures in its analysis of the company’s performance. These measures exclude the average and ending balances of acquisition-related goodwill and intangibles in determining average tangible shareholders’ equity. Banking and financial institution regulators also exclude goodwill and intangibles from shareholders’ equity when assessing the capital adequacy of a financial institution. Management believes the presentation of the financial measure excluding the impact of these items provides useful supplemental information that is essential for a proper understanding of the financial results of Cascade Financial Corporation, as they provide a method to assess management’s success in utilizing the company’s tangible capital. This disclosure should not be viewed as a substitute for results determined to be in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Safe Harbor Statement
This document contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. All such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Those factors include, but are not limited to: continued strong demand for Cascade’s products and services, the ability to attract low-cost deposits and commercial loans, expectations for the net interest margin, maintaining asset quality, management’s ability to minimize interest rate exposure and the impact of interest rate movements, the ability to attract and retain qualified people, and other factors. For a discussion of factors that could cause actual results to differ, please see the Company's publicly available Securities and Exchange Commission filings, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

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Cascade Financial - 2Q06 Results
July 25, 2006

CONSOLIDATED FINANCIAL HIGHLIGHTS

INCOME STATEMENT	Quarter Ended	Quarter Ended	Three Month	Quarter Ended	One Year
(Dollars in thousands except per share amounts)	June 30, 2006	March 31, 2006	Change	June 30, 2005	Change
(Unaudited)
Interest income	$20,249	$18,787	8%	$16,666	21%
Interest expense	10,561	9,267	14%	7,515	41%
Net interest income	9,688	9,520	2%	9,151	6%
Provision for loan losses	300	250	20%	250	20%
Net interest income after provision for loan losses	9,388	9,270	1%	8,901	5%
Other income
Gain on sale of loans	42	39	8%	434	-90%
Gain on sale of securities	-	-	NA	-	NA
Checking fees	862	756	14%	767	12%
Service fees	360	256	41%	207	74%
Gain/(loss) on sale of real estate	-	(27)	-100%	-	NA
BOLI	191	187	2%	190	1%
Other	118	114	4%	69	71%
Total other income	1,573	1,325	19%	1,667	-6%

Total income	10,961	10,595	3%	10,568	4%

Compensation expense	3,092	3,159	-2%	3,012	3%
Other operating expenses	2,868	2,654	8%	2,691	7%
FHLB prepayment fees	-	-	NA	73	-100%
Option expense	76	62	23%	-	NA
Total other expense	6,036	5,875	3%	5,776	5%

Net income before tax	4,925	4,720	4%	4,792	3%

Income tax expense	1,598	1,548	3%	1,577	1%

Net income	$3,327	$3,172	5%	$3,215	3%

Net income excluding option expense	$3,403	$3,234	5%	$3,215	6%

EARNINGS PER SHARE INFORMATION
Earnings per share, basic	$0.28	$0.26	5%	$0.27	3%
Earnings per share, diluted	$0.27	$0.26	5%	$0.26	3%

Earnings per share, diluted excl. options	$0.28	$0.26	5%	$0.26	5%

Weighted average number of shares outstanding
Basic	12,058,708	12,021,223		11,966,470
Diluted	12,370,324	12,343,698		12,288,856

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Cascade Financial - 2Q06 Results
July 25, 2006

INCOME STATEMENT	Six Months Ended
(Dollars in thousands except per share amounts)	June 30, 2006	June 30, 2005	Change
(Unaudited)
Interest income	$39,036	$32,266	21%
Interest expense	19,827	14,341	38%
Net interest income	19,209	17,925	7%
Provision for loan losses	550	495	11%
Net interest income after provision for loan losses	18,659	17,430	7%
Other income
Gain on sale of loans	81	464	-83%
Gain on sale of securities	-	13	-100%
Checking fees	1,618	1,543	5%
Service fees	616	420	47%
Gain/(loss) on sale of real estate	(27)	33	NA
BOLI	377	378	0%
Other	232	416	-44%
Total other income	2,897	3,267	-11%

Total income	21,556	20,697	4%

Compensation expense	6,250	6,180	1%
Other operating expenses	5,522	5,076	9%
FHLB prepayment fees	-	73	-100%
Option expense	139	-	NA
Total other expense	11,911	11,329	5%

Net income before tax	9,645	9,368	3%

Income tax expense	3,145	3,082	2%

Net income	$6,500	$6,286	3%

Net income excluding option expense	$6,639	$6,286	6%

EARNINGS PER SHARE INFORMATION
Earnings per share, basic	$0.54	$0.53	3%
Earnings per share, diluted	$0.53	$0.51	3%

Earnings per share, diluted excl. options	$0.54	$0.51	5%

Weighted average number of shares outstanding
Basic	12,038,318	11,968,400
Diluted	12,355,573	12,317,831

		Quarter Ended		Six Months Ended
PERFORMANCE MEASURES AND RATIOS	June 30, 2006	March 31, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Return on equity	12.42%	12.03%	13.27%	12.23%	13.04%
Return on tangible equity	16.41%	15.99%	18.16%	16.21%	17.87%
Return on average assets	1.05%	1.04%	1.12%	1.05%	1.11%
Efficiency ratio	53.60%	54.17%	53.39%	53.89%	53.46%
Net interest margin	3.24%	3.31%	3.38%	3.27%	3.36%
Net interest margin - fully tax equivalent	3.26%	3.33%	3.42%	3.30%	3.40%

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Cascade Financial - 2Q06 Results
July 25, 2006

BALANCE SHEET
(Dollars in thousands except per share amounts)	June 30, 2006	March 31, 2006	Three Month Change	June 30, 2005	One Year Change
(Unaudited)
Cash and due from banks	$25,699	$15,762	63%	$19,041	35%
Interest bearing deposits	11,057	1,976	460%	1,523	626%

Securities held-to-maturity	97,858	98,221	0%	93,734	4%
Federal Home Loan Bank stock	11,920	11,920	0%	11,920	0%
Securities available-for-sale	136,380	142,030	-4%	119,795	14%
Total securities	246,158	252,171	-2%	225,449	9%
Loans
Business	433,679	423,954	2%	341,352	27%
R/E construction	213,614	177,158	21%	137,945	55%
Commercial real estate	139,178	147,549	-6%	173,362	-20%
Multifamily	40,007	41,949	-5%	70,865	-44%
Home equity/consumer	29,977	30,531	-2%	32,423	-8%
Residential	101,063	102,799	-2%	104,748	-4%
Total loans	957,518	923,940	4%	860,695	11%
Deferred loan fees	(3,442)	(3,379)	2%	(3,107)	11%
Allowance for loan losses	(10,738)	(10,509)	2%	(9,891)	9%
Loans, net	943,338	910,052	4%	847,697	11%
Premises and equipment	12,023	12,169	-1%	12,907	-7%
Real estate/repossessed assets owned	-	-	NA	381	-100%
BOLI	17,637	17,473	1%	16,979	4%
Other assets	12,413	10,823	15%	8,638	44%
Goodwill and intangible assets	26,044	26,083	0%	26,204	-1%

Total assets	$1,294,369	$1,246,509	4%	$1,158,819	12%

Deposits
Personal checking accounts	$51,330	$52,145	-2%	$45,610	13%
Business checking accounts	72,350	69,214	5%	88,464	-18%
Savings and money market accounts	268,321	199,872	34%	191,022	40%
Certificates of deposit	453,710	458,762	-1%	465,521	-3%
Total deposits	845,711	779,993	8%	790,617	7%
FHLB advances	233,000	251,000	-7%	223,000	4%
Securities sold under agreement to repurchase	70,995	72,047	-1%	21,046	237%
Other liabilities	11,171	11,342	-2%	7,249	54%
Jr. Sub. Deb. (Trust Preferred Securities)	24,970	25,206	-1%	15,693	59%

Total liabilities	1,185,847	1,139,588	4%	1,057,605	12%

Stockholders' equity
Common stock and paid in capital	38,894	38,695	1%	37,994	2%
Retained earnings	73,529	71,154	3%	63,942	15%
Accumulated comprehensive gain/(loss)	(3,901)	(2,928)	33%	(722)	440%
Total stockholders' equity	108,522	106,921	1%	101,214	7%

Total liabilities and stockholders' equity	$1,294,369	$1,246,509	4%	$1,158,819	12%

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Cascade Financial - 2Q06 Results
July 25, 2006

ASSET QUALITY
(Dollars in Thousands)	June 30, 2006	March 31, 2006	June 30, 2005
Nonperforming loans (NPLs)	$392	$660	$1,342
Nonperforming loans/total loans	0.04%	0.07%	0.16%
Net loan charge-offs (recoveries) in the quarter	$71	$(5)	$40
Net charge-offs/total loans	0.01%	0.00%	0.00%
Allowance for loan losses/total loans	1.12%	1.14%	1.15%
Allowance for loan losses/nonperforming loans	2739%	1592%	737%
Real estate/repossessed assets owned	$-	$-	$381
Nonperforming assets	$392	$660	$1,723
Nonperforming assets/total assets	0.03%	0.05%	0.14%

AVERAGE BALANCES	Quarter Ended	Quarter Ended	Three Month	Quarter Ended	One Year
(Unaudited) (Dollars in Thousands)	June 30, 2006	March 31, 2006	Change	June 30, 2005	Change
Average assets	$1,266,941	$1,218,637	4%	$1,148,387	10%
Average earning assets	1,197,887	1,151,619	4%	1,081,868	11%
Average total loans	941,275	898,228	5%	852,260	10%
Average deposits	811,506	782,460	4%	775,171	5%
Average equity	107,161	105,449	2%	97,047	10%
Average tangible equity	81,098	79,347	2%	70,829	14%

EQUITY ANALYSIS	June 30, 2006	March 31, 2006		June 30, 2005
Total equity	$108,522	$106,921	1%	$101,214	7%
Less: goodwill and intangibles	26,044	26,083	0%	26,204	-1%
Tangible equity	$82,478	$80,838	2%	$75,010	10%

Common stock outstanding	12,068,200	12,051,494	0%	11,975,043	1%
Book value per common share	$8.99	$8.87	1%	$8.45	6%
Tangible book value per share	$6.83	$6.71	2%	$6.26	9%

Capital/asset ratio (Tier 1, inc. jr. sub deb)	8.78%	8.93%		8.07%
Tangible cap/asset ratio (ex. sub deb)	6.50%	6.62%		6.62%

INTEREST SPREAD ANALYSIS	June 30, 2006	March 31, 2006	June 30, 2005
Yield on loans	7.34%	7.09%	6.65%
Yield on investments	4.62%	4.52%	4.38%
Yield on earning assets	6.76%	6.53%	6.17%

Cost of deposits	3.38%	3.03%	2.23%
Cost of FHLB advances	4.60%	4.44%	4.74%
Cost of other borrowings	2.28%	1.91%	3.01%
Cost of jr. sub. debentures	8.09%	8.48%	7.64%
Cost of interest bearing liabilities	3.94%	3.60%	3.11%

-0-

Note: Transmitted on Business Wire at 1:00 pm, PDT on July 25, 2006.